 Exhibit 99.1

ParkerVision Reports Third Quarter 2024 Results

JACKSONVILLE, Fla., November 13, 2024 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three and  nine months ended September 30, 2024.

 2024 Summary and Recent Developments

●

In September 2024, the Company received a favorable decision from the United States Court of Appeals for the Federal Circuit (CAFC) in ParkerVision v. Qualcomm and the case has been remanded back to the Middle District of Florida, Orlando division for trial.

●	The parties have requested a scheduling conference in December 2024 to determine any remaining issues for resolution prior to trial and to establish a trial calendar.

●	Including the Qualcomm case in Orlando, Florida, the Company has 13 total patent infringement cases against seven different defendants, including four currently scheduled for jury trials in the Western District of Texas in 2025.

●	On November 4, 2024, the Company filed a petition for Writ of Certiorari with the United States Supreme Court challenging the CAFC's practice of issuing summary affirmations rather than opinions.

●	This petition stems from two CAFC rulings in June 2024 affirming the PTAB invalidation of portions of two of the Company's patents that were challenged in IPRs by TCL and LGE.

Jeffrey Parker, CEO of ParkerVision, commented, “In September, ParkerVision received a long-awaited ruling from the CAFC in our patent infringement case against Qualcomm. The court agreed with ParkerVision on all three issues under appeal and provided supporting guidance on each.  We are now seeking a jury trial in this case in the Middle District of Florida.  We believe the CAFC’s detailed opinion will be helpful in resolving disputes and clarifying key issues remaining between the parties, and we look forward to bringing this case to trial after a lengthy ten-year wait."

Mr. Parker continued, "The CAFC decision to remand the Qualcomm case back to district court results in an increase in our estimated probability of the future collection of damages from Qualcomm.  Accordingly, the estimated fair value of our secured contingent payment obligation to our litigation funder increased by approximately $10 million this quarter, bringing it back in line with the estimated value of this obligation in early 2022, prior to the district court's now vacated summary judgment ruling."

Financial Results

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ParkerVision reported a net loss for the third quarter of 2024 of $10.8 million, or $0.12 per common share, compared to a  net loss of $3.9 million, or $0.05 per common share for the third quarter of 2023.   On a year-to-date basis, the Company reported a net loss for the first nine months of 2024 of $11.8 million, or $0.13 per common share, compared to net income of $10.6 million, or $0.12 per common share for the first nine months of 2023.

●

The increase in net loss for the three months ended September 30, 2024, is primarily the result of a $9.7 million non-cash charge for a change in fair value of the Company's contingent payment obligations.  The increase in fair value of the Company's contingent payment obligations results from changes in estimated amounts and timing of projected future cash flows from patent infringement actions.  These estimates were impacted by the favorable CAFC decision received in September 2024 that remanded the Qualcomm case back to district court for trial.

●	The 2023 year-to-date net income was the result of a $25 million patent license and settlement agreement entered into in February 2023, net of contingent fees and expenses.

●	The Company used approximately $2.1 million in cash for operations for the first nine months of 2024 and ended the quarter with $0.8 million in cash and cash equivalents.

●	Subsequent to September 30, 2024, approximately $0.64 million in outstanding convertible notes were converted, at the holders' option, into shares of our common stock at conversion prices ranging from $0.10 to $0.25 per share.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision has invested hundreds of millions of dollars in research, development and marketing of its patented RF receiver and transmitter technologies to enable ultra-small semiconductor chips to deliver high-performance wireless communications for Smartphones, WiFi products, Bluetooth devices, satellite communications, and other wireless communication applications. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The words “expected,” “anticipate,” and “promise” and similar expressions are intended to identify these forward-looking statements. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and disclosures in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights (unaudited)

(unaudited)
(in thousands)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$821	$2,560
Prepaid expenses and other current assets	121	95
Intangible assets & other noncurrent assets	891	1,368
Total assets	1,833	4,023

Current liabilities	2,406	2,289
Contingent payment obligations	45,974	37,020
Convertible notes, net of current portion	3,513	3,893
Other long-term liabilities	236	340
Shareholders’ deficit	(50,296)	(39,519)
Total liabilities and shareholders’ deficit	$1,833	$4,023

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30,		September 30,
	2024	2023	2024	2023
Licensing revenue	$-	$-	$-	$25,000
Cost of sales	(57)	(61)	(174)	(167)
Gross margin	(57)	(61)	(174)	24,833

Selling, general and administrative expenses	980	904	2,437	14,114
Total operating expenses	980	904	2,437	14,114

Interest expense and other	(94)	(78)	(262)	(291)
Change in fair value of contingent payment obligations	(9,676)	(2,880)	(8,954)	197
Total other income (expense), net	(9,770)	(2,958)	(9,216)	(94)

Net (loss) income	$(10,807)	$(3,923)	$(11,827)	$10,625

Basic (loss) earnings per common share	$(0.12)	$(0.05)	$(0.13)	$0.12
Diluted (loss) earnings per common share	$(0.12)	$(0.05)	$(0.13)	$0.09

Weighted average shares outstanding
Basic	90,340	86,330	89,067	85,163
Diluted	90,340	86,330	89,067	119,558

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Nine Months Ended
(in thousands)	September 30,
	2024	2023
Net cash (used in) provided by operating activities	$(2,058)	$11,531
Net cash used in investing activities	(1)	(1)
Net cash provided by (used) in financing activities	320	(8,306)

Net (decrease) increase in cash and cash equivalents and restricted cash	(1,739)	3,224

Cash and cash equivalents and restricted cash - beginning of period	2,560	109

Cash and cash equivalents and restricted cash - end of period	$821	$3,333